EXHIBIT 10.16

DELTA AIR LINES, INC.
2019 LONG-TERM INCENTIVE PROGRAM
1.    Purpose. The 2019 Long-Term Incentive Program (the “2019 LTIP”) is a long term incentive program sponsored by Delta Air Lines, Inc. (“Delta” or the “Company”) that is intended to closely: (a) link pay and performance by providing management employees with a compensation opportunity based on Delta achieving key business objectives and (b) align the interests of management employees with the Company’s other employees and stakeholders.
The 2019 LTIP is being adopted under the Delta Air Lines, Inc. Performance Compensation Plan (“Performance Compensation Plan”). It is subject to the terms of the Performance Compensation Plan and an individual’s 2019 LTIP Award Agreement (“Award Agreement”).
Capitalized terms that are used but not defined in the 2019 LTIP shall have the meaning ascribed to them in the Performance Compensation Plan.
2.    Plan Administration. (a) The Personnel & Compensation Committee of the Board of Directors (the “Committee”) shall be responsible for the general administration and interpretation of the 2019 LTIP and for carrying out its provisions. The Committee shall have such powers as may be necessary to discharge its duties hereunder, including, without limitation, the following powers and duties, but subject to the terms of the 2019 LTIP:
(i)     authority to construe and interpret the terms of the 2019 LTIP and to determine eligibility, awards and the amount, manner and time of payment of any awards hereunder;
(ii)     authority to prescribe forms and procedures for purposes of the 2019 LTIP participation and distribution of awards; and
(iii)     authority to adopt rules and regulations and to take such actions as it deems necessary or desirable for the proper administration of the 2019 LTIP, which authority may be delegated to the Company’s Chief Human Resources Officer.
(b)     Any rule or decision by the Committee (or its delegate) that is not inconsistent with the provisions of the 2019 LTIP shall be conclusive and binding on all persons and shall be given the maximum deference permitted by law.
(c)    Notwithstanding any provision of the 2019 LTIP or the Performance Compensation Plan to the contrary, the minimum amount of total Performance Awards payable to eligible Participants (the “Minimum Amount”) may be fixed by the Committee (or its delegate) on or prior to the end of the Performance Period, but in no event earlier than one calendar month prior to the end of the Performance Period. Once so determined by the Committee (or its delegate), the Minimum Amount shall not be further reduced or eliminated at any time thereafter. Any portion of the Minimum Amount allocated to such Participants that may be forfeited pursuant to the terms of the 2019 LTIP shall be reallocated among the other eligible Participants.
3.    Individual Award Agreements. Any person offered an Award under the 2019 LTIP will be required to sign an individual Award Agreement. Execution by such person of his or her Award Agreement will be a prerequisite to the effectiveness of the Award under the 2019 LTIP and to the person becoming a “Participant” in the 2019 LTIP. The terms and conditions of any Award Agreement, if contrary to the terms of the 2019 LTIP, shall govern the rights of the corresponding Participant.

4.    Awards.
(a)    Restricted Stock.
(i)    Award Grant. A Participant may receive Restricted Stock as specified in the Participant’s Award Agreement (the “Restricted Stock”).

(ii)        Grant Date. The Grant Date of the Restricted Stock will be determined by the Committee in accordance with the Company’s Equity Award Grant Policy, as in effect from time to time, and set forth in a Participant’s Award Agreement.

    (iii)    Restrictions. Until the restrictions imposed by this Section 4(a) (the “Restrictions”) have lapsed pursuant to Section 4(a)(iv), (v) or (vi), a Participant will not be permitted to sell, exchange, assign, transfer or otherwise dispose of the Restricted Stock and the Restricted Stock will be subject to forfeiture as set forth below.

(iv)    Lapse of Restrictions—Continued Employment. Subject to the terms of the Performance Compensation Plan and the 2019 LTIP, the Restrictions shall lapse and be of no further force or effect with respect to one-third of the Shares of Restricted Stock on each of the following dates: (A) February 1, 2020 (“First RS Installment”); (B) February 1, 2021 (“Second RS Installment”); and (C) February 1, 2022 (“Third RS Installment”).1

(v)    Lapse of Restrictions/Forfeiture upon Termination of Employment. The Restricted Stock and the Restrictions set forth in this Section 4(a) are subject to the following terms and conditions:

(A)    Without Cause or For Good Reason. Upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason (including the Termination of Employment of the Participant if he or she is employed by an Affiliate at the time the Company sells or otherwise divests itself of such Affiliate), with respect to any portion of the Restricted Stock subject to the Restrictions, subject to the Participant’s execution of a waiver and release of claims in a form and manner satisfactory to the Company, the Restrictions shall immediately lapse on the Pro Rata RS Portion as of the date of such Termination of Employment. Upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason, any Restricted Stock that remains subject to the Restrictions, other than the Pro Rata RS Portion, shall be immediately forfeited.

“Pro Rata RS Portion” means, with respect to any portion of Restricted Stock that is subject to the Restrictions at the time of a Participant’s Termination of Employment, the number of Shares with respect to which the Restrictions would have lapsed on each future RS Installment multiplied by a fraction (i) the numerator of which is the number of calendar

1 The number of Shares subject to each RS Installment will be equal to the total number of Shares subject to the Restricted Stock Award divided by three; provided, that if this formula results in any fractional Share allocation to any RS Installment, the number of Shares with respect to which the Restrictions lapse under the First RS Installment and, if necessary, the Second RS Installment, will be increased so that only full Shares are covered by each RS Installment. For example, if a Restricted Stock Award covers 1,000 Shares, the Restrictions will lapse with respect to 334 Shares under the First RS Installment and 333 Shares under each of the Second and Third RS Installments.

months2 from the Grant Date to the date of such Termination of Employment, rounded up for any partial month and (ii) the denominator of which is twelve (12) for the First RS Installment, twenty-four (24) for the Second RS Installment and thirty-six (36) for the Third RS Installment.3
(B)    Voluntary Resignation. Upon a Participant’s Termination of Employment by reason of a voluntary resignation (other than for Good Reason or Retirement), any portion of the Restricted Stock subject to the Restrictions shall be immediately forfeited.
(C)    Retirement. Subject to Section 4(a)(v)(F), upon a Participant’s Termination of Employment by reason of Retirement, with respect to any portion of the Restricted Stock subject to the Restrictions, subject to the Participant’s execution of a waiver and release of claims in a form and manner satisfactory to the Company, the Restrictions shall immediately lapse on the Pro Rata RS Portion as of the date of such Termination of Employment. Pro Rata RS Portion has the meaning set forth in Section 4(a)(v)(A). Upon a Participant’s Termination of Employment by reason of Retirement, any Restricted Stock that remains subject to the Restrictions, other than the Pro Rata RS Portion, shall be immediately forfeited.

(D)    Death or Disability. Upon a Participant’s Termination of Employment due to death or Disability, the Restrictions shall immediately lapse and be of no further force or effect as of the date of such Termination of Employment.

(E)    For Cause. Upon a Participant’s Termination of Employment by the Company for Cause, any portion of the Restricted Stock subject to the Restrictions shall be immediately forfeited.

(F)     Retirement-Eligible Participants Who Incur a Termination of Employment for Other Reasons. If a Participant who is eligible for Retirement is or would be terminated by the Company without Cause, such Participant shall be considered to have been terminated by the Company without Cause for purposes of the 2019 LTIP rather than having retired, but only if the Participant acknowledges that, absent Retirement, the Participant would have been terminated by the Company without Cause. If, however, the employment of a Participant who is eligible for Retirement is terminated by the Company for Cause, then, regardless of whether the Participant is considered as a retiree for purposes of any other program, plan or policy of the Company, for purposes of the 2019 LTIP, the Participant’s employment shall be considered to have been terminated by the Company for Cause.

        (vi)    Change in Control. Notwithstanding the foregoing and subject to Section 5, upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason (including the Termination of Employment of the Participant if he or she is employed by an Affiliate at the time the Company sells or otherwise divests itself of such Affiliate) on or after

2 For purposes of the 2019 LTIP, one calendar month is calculated from the date of measurement to the same or closest numerical date occurring during the following month. For example, one calendar month from January 31, 2019 will elapse as of February 28, 2019, two months will elapse on March 31, 2019, and so on.
3 If this formula results in any fractional Share, the Pro Rata RS Portion will be rounded up to the nearest whole Share.

a Change in Control but prior to the second anniversary of such Change in Control, subject to the Participant’s execution of a waiver and release of claims in a form and manner satisfactory to the Company, any Restrictions in effect shall immediately lapse on the date of such Termination of Employment and be of no further force or effect as of such date.
(vii)    Dividends. In the event a cash dividend shall be paid with respect to Shares at a time the Restrictions on the Restricted Stock have not lapsed, the Participant shall be eligible to receive the dividend upon the lapse of the Restrictions. The Restrictions shall apply to any such dividend.

(b)    Performance Awards.
(i)        Award Grant. A Participant may receive a Performance Award for a specified target cash amount as set forth in the Participant’s Award Agreement (a “Performance Award”).

(ii)        Grant Date. The Grant Date of the Performance Award will be determined by the Committee and set forth in the Participant’s Award Agreement.

(iii)    Payout Criteria and Form of Payment. Except as otherwise expressly set forth in this Section 4(b), payment, if any, of a Performance Award will be based on the following factors as described and defined below: (A) the Total Revenue per Available Seat Mile (“TRASM”) Performance during the Performance Period of the Company as compared to the Industry Group members; (B) Customer Service Performance during the Performance Period of the Company; (C) Return on Invested Capital during the Performance Period of the Company; and (D) the Relative Total Shareholder Return (“TSR”) Performance during the Performance Period of the Company as compared to the S&P 500 Companies.
The payout, if any, of a Performance Award will be made (A) in Shares, calculated based on the Conversion Formula (as defined below), to each Participant who is employed by the Company as an executive vice president or more senior officer (“Executive Officer Participant”) at the time of such payout and (B) in cash in all other circumstances.

(iv)    Definitions.
(A)    In General.

(1)
The “Conversion Formula” will apply to convert from cash to Shares the payout, if any, of a Performance Award to a person who is an Executive Officer Participant at the time of such payout. First, the cash amount of the payout is calculated in the same manner as if the payout is being made in cash. Next, the cash amount is converted into a number of Shares based on the following formula: (A÷B), where:

A = the amount of the payout for the Performance Award if it is paid in cash; and
B = the closing price of a Share on the New York Stock Exchange on the later of (1) the date that the Committee approves the payouts, if any, of the Performance Awards to the Executive Officer Participants following the Committee’s determination of the achievement of the payout criteria described in Section 4(b)(iii) and (2) the third business day following the date on which the Company publicly announces its annual financial results if this date is scheduled in the same month that the Committee approves such payouts, if any.

(2)	“GAAP” means accounting principles generally accepted in the United States of America.

(3)	“Industry Group” means Alaska Air Group, Inc., American Airlines Group, Inc., JetBlue Airways Corporation, Southwest Airlines Co., and United Continental Holdings, Inc.

(4)	“Performance Period” means the period beginning on January 1, 2019 and ending on and including December 31, 2021.
(B)    TRASM Performance.

(1)	“TRASM Performance” shall be measured based on the result of the following formula: (A÷B), expressed as a percentage, where:
A = Delta’s TRASM; and
B = Industry Group Average TRASM.

(2)	“TRASM” for Delta shall be calculated by using Delta’s Available Seat Miles and Total Operating Revenue for the applicable periods and the following formula: (A÷B), where
A = Total Operating Revenue for 2019, 2020 and 2021; and
B = Available Seat Miles for 2019, 2020 and 2021.

(3)
The “Industry Group Average TRASM” shall be calculated by using the aggregate Available Seat Miles and aggregate Total Operating Revenue for the applicable periods and the following formula: (A÷B), where

A = Total Operating Revenue for 2019, 2020 and 2021 for each of the members of the Industry Group; and
B = Available Seat Miles for 2019, 2020 and 2021 for each member of the Industry Group.

(4)
“Available Seat Miles” means, for the subject company, the consolidated scheduled and non-scheduled total number of seats available for transporting passengers during a reporting period multiplied by the total number of miles flown during that period.

(5)
“Total Operating Revenue” means, subject to Section 4(b)(v)(B), the subject company’s total operating revenue for the applicable periods based on its regularly prepared and publicly available statements of operations prepared in accordance with GAAP; provided, with respect to Delta, Total Operating Revenue shall exclude the portion of revenue associated with refinery sales to third parties net of exchange.
(C)    Customer Service Performance.

(1)
The “Customer Service Performance” for Delta shall be measured based on the percentage point improvement in Delta’s average monthly Net Promoter Score (“NPS”) from the 2018 calendar year to the average monthly NPS over the Performance Period, with (A) Delta’s NPS performance attributable to domestic travel accounting for 50% of the measure and (ii) Delta’s NPS performance attributable to international travel accounting for 50% of the measure. The criteria and methodology used to determine Delta’s NPS is described in a document titled, “‘Net Promoter’: Measuring Customer Satisfaction at Delta,” which was previously reviewed by the Committee. Company management will periodically report to the Company’s Board of Directors regarding Delta’s NPS.

(D)    Return on Invested Capital.

(1)
The “Return on Invested Capital” for Delta shall be calculated by using Delta’s Average Adjusted Total Net Operating Income and Average Invested Capital for the applicable periods and the following formula (A÷B), where:

A = Average Adjusted Total Net Operating Income for 2019, 2020 and 2021; and
B = Average Invested Capital for 2019, 2020 and 2021.

(2)
“Average Adjusted Total Net Operating Income” means, subject to Section 4(b)(v)(B), (i) Delta’s average consolidated pre-tax income for the applicable periods based on its regularly prepared and publicly available statements of operations prepared in accordance with GAAP, but excluding (A) net interest expense; (B) items present in the line item “restructuring and other items” or such similar line item; (C) mark-to-market adjustments; (D) other special, unusual or nonrecurring items which are disclosed in publicly available filings with the U.S. Securities and Exchange Commission (the “SEC”); and (E) implied interest in aircraft rent expense and amortized pension expense related to gains/losses that impact accumulated other comprehensive income (“AOCI”) multiplied by (ii) one minus Delta’s Effective Tax Rate for the applicable periods.

(3)	“Effective Tax Rate” means Delta’s effective income tax rate for the applicable periods as disclosed in publicly available filings with the SEC.

(4)
“Average Invested Capital” means, subject to Section 4(b)(v)(B), Delta’s total invested capital determined based on the average of thirteen calendar quarters measured from the last calendar quarter preceding the Performance

Period using the following formula, (A+B), where:
A = Adjusted Book Value of Equity; and
B = Adjusted Gross Debt.

(5)
“Adjusted Book Value of Equity” for Delta shall be calculated quarterly based on its regularly prepared internal financial statements (i) with an initial starting value for the quarter ending December 31, 2018 (the “Initial Value”) equal to the book value of equity determined in accordance with GAAP as of December 31, 2018, but excluding the impact of gains or losses as of December 31, 2018 associated with (1) the cumulative pension and other post-employment retirement benefits net balance recorded in AOCI; (2) the derivative contracts and associated items net balance recorded in AOCI; and (3) the deferred tax asset valuation allowance balance and (ii) using the following formula for each subsequent quarter thereafter, (A+B+C), where:

A = The Initial Value;
B =  The cumulative amount starting as of January 1, 2019  and ending as of the last day of the applicable calendar quarter of the Company’s pre-tax income determined in accordance with GAAP, but (i) excluding:  (1) items present in the line item “restructuring and other items” or such similar line item; (2) mark-to-market adjustments for hedges recorded in periods other than the settlement period; and (3) other special, unusual, or nonrecurring items which are disclosed in publicly available filings with the SEC and (ii) including expenses due to amortization of post-employment benefit losses in AOCI that have occurred during the Performance Period; and
C = in the event that the Company pays a dividend or issues or repurchases additional Common Stock for cash during the Performance Period (but excluding the exercise of any employee stock option for cash or any other issuance of Common Stock to employees), (i) the gross cash proceeds of the equity issuance or (ii) the gross cash payments for the equity repurchase or dividends, before adjustment for any applicable fees or charges associated therewith.

(6)	“Adjusted Gross Debt” for Delta shall be calculated quarterly based on its regularly prepared internal financial statements using the following formula (A+B), subject to Section 4(b)(v)(B), where:
A = Total gross long term debt and capital leases (including current maturities) that reflect Delta’s actual obligations to lenders or lessors, including any adjustments from the book value to reflect premiums or discounts that may be amortizing; and
B = Annual aircraft rent expense multiplied by seven.

(E)    Relative TSR Performance.

(1)	“Relative TSR Performance” shall be calculated based on Delta’s TSR Percentile Ranking for the Performance Period.

(2)
“TSR Percentile Ranking” means the percentage of the S&P 500 Companies with Total Shareholder Return for the Performance Period that is less than or equal to Delta’s Total Shareholder Return. If the Company’s Total Shareholder Return is the same as another company’s Total Shareholder Return, the Company shall be treated as having the higher Total Shareholder Return. The percentile ranking shall be carried out to two decimal places.

(3)
“S&P 500 Companies” means all of the companies constituting the Standard & Poor’s 500 Index as of the first and last day of the Performance Period (excluding the Company) and which continue to be actively traded under the same ticker symbol on an established securities market through the end of the Performance Period.

(4)
“Total Shareholder Return” or “TSR” means, for Delta and each of the S&P 500 Companies, (i) the change in the average closing market price of its common stock (as quoted in the principal market on which it is traded over the 20 trading days immediately preceding the first and last day of the Performance Period), plus dividends and other distributions paid, divided by (ii) the average closing market price over the 20 trading days immediately preceding the first day of the Performance Period, all of which are adjusted for any changes in equity structure, including, without limitation, stock splits and stock dividends, and assuming that all cash dividends and cash distributions are immediately reinvested in common stock of the subject company using the closing market price on the ex-dividend date.

(v)     Vesting.

(A)    General. Subject to the terms of the Performance Compensation Plan, the 2019 LTIP and all other conditions included in any applicable Award Agreement, the Performance Award shall vest, as described in this Section 4(b)(v), as of the end of the Performance Period to the extent that the Company’s actual performance results meet or exceed Threshold level with respect to TRASM Performance, Customer Service Performance, Return on Invested Capital and/or Relative TSR Performance, as applicable and as described below. For purposes of TRASM Performance, the Company’s performance is compared against the Industry Group Average TRASM. For purposes of Relative TSR Performance, the Company’s performance is compared against the S&P 500 Companies.

(B)    Committee’s Authority. In determining the TRASM for Delta and each member of the Industry Group and the Return on Invested Capital for Delta, the Committee shall make such adjustments with respect to any subject company as is necessary to ensure the results are comparable, including, without limitation, differences or changes in accounting policies, standards, practices, guidelines, reclassifications or restatements (for example, fuel hedging, purchase accounting adjustments associated with mergers, acquisitions or divestures, or fresh start accounting as a result of emergence from bankruptcy). Without limiting the generality of the foregoing, the Committee shall (i) make such determinations based on financial data filed by the subject company with the SEC or otherwise and (ii) exclude from any calculation any item of gain, loss or expense determined to be special or unusual in nature or infrequent in occurrence.

(C)    Impact of Certain Events. A company shall be automatically removed from the Industry Group in the event that any of the following occur during or with respect to the Performance Period: (i) such company ceases to maintain or does not timely prepare publicly available statements of operations prepared in accordance with GAAP; (ii) such company is not the surviving entity in any merger, consolidation or other non-bankruptcy reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of such company); (iii) such company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a previously wholly-owned subsidiary of such company); (iv) such company is dissolved and liquidated; or (v) more than 20% of such company's revenues (determined on a consolidated basis based on the regularly prepared and publicly available statements of operations of such company prepared in accordance with GAAP) for any fiscal year of such company are attributable to the operation of businesses other than such company's airline business and such company does not provide publicly available statements of operations with respect to its airline business that are separate from the statements of operations provided with respect to its other businesses.

(D)    Transactions Between Airlines. To the extent reasonably practicable, in the event of a merger, consolidation or similar transaction during the Performance Period between Delta and any other airline, including a member of the Industry Group, or between any member of the Industry Group and any other airline, including another member of the Industry Group (an “Airline Merger”), TRASM for any such company involved in an Airline Merger will be calculated on a combined basis as if the Airline Merger had occurred on January 1, 2019, removing the effects of purchase accounting-related adjustments. Furthermore, to the extent reasonably practicable, in the event of an acquisition or divestiture or similar transaction during the Performance Period between Delta and any regional carrier or between any member of the Industry Group and any regional carrier (a “Regional Carrier Transaction”), TRASM and, as applicable, Return on Invested Capital for any such company involved in a Regional Carrier Transaction will be calculated to remove the impact of any reclassifications of costs from (or to) such company’s presentation of contract carrier expense to (or from) the other expense line items on the statement of operations (determined based on the regularly prepared and publicly available statements of operations of such company prepared in accordance with GAAP).

(E)    Vesting/Performance Measures. The payment, if any, a Participant will receive in connection with the vesting of the Performance Award will be based on the following:

	Performance Measure			Weighting
	Threshold (50% of Target)	Target (100% of Target)	Maximum (200% of Target)
TRASM Performance	108%	110%	112%	25.0%
Customer Service Performance—Domestic	+0% points	+1.5% points	+2.5% points or higher	12.50%
Customer Service Performance—International
Trans-Atlantic	+0.0% points	+1.5% points	+2.5% points or higher	6.25%
Trans-Pacific	+0.0% points	+2.0% points	+2.5% points or higher	3.125%
Latin America	+0.0% points	+1.5% points	+2.5% points or higher	3.125%
Return on Invested Capital	11.0%	13.0%	15.0% or higher	25.0%
Relative TSR Performance	25th percentile	50th percentile	75th percentile or higher	25.0%
Any portion of a Performance Award that does not vest at the end of the Performance Period will immediately lapse and become void. Payouts based on the above performance measures will be straight-line interpolated when actual performance results fall above Threshold and below Target or above Target and below Maximum.
(vi)        Timing of Payment. The payout, if any, of any Performance Award that vests under Section 4(b)(v) will be made as soon after the end of the Performance Period as the payment amount can be finally determined, but in no event later than March 15, 2022, unless it is administratively impracticable to do so and such impracticability was not foreseeable at the end of 2021, in which case such payment shall be made as soon as administratively practicable after March 15, 2022.
(vii)    Accelerated Vesting/Forfeiture upon Termination of Employment. The Performance Awards are subject to the following terms and conditions.

(A)     Without Cause or For Good Reason. Upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason (including the Termination of Employment of the Participant if he or she is employed by an Affiliate at the time the Company sells or otherwise divests itself of such Affiliate), subject to the Participant’s execution of a waiver and release of claims in a form and manner satisfactory to the Company, the Participant’s target Performance Award will be recalculated and will be the result of the following formula (the “Adjusted Performance Award”): S × (T ÷ 36) where,

S = the portion of the Participant’s target Performance Award as of the Grant Date; and
T = the number of calendar months from January 1, 2019 to the date of such Termination of Employment (rounded up for any partial month).

Thereafter, the Participant will be eligible to receive a payment, if any, in cash based on the Adjusted Performance Award which will vest and become payable under Section 4(b)(v) in the same manner and to the same extent as if the Participant’s employment had continued.
(B)    Voluntary Resignation. Upon a Participant’s Termination of Employment by reason of a voluntary resignation (other than for Good Reason or Retirement) prior to the end of the workday on December 31, 2021, the Participant will immediately forfeit any unpaid portion of the Performance Award as of the date of such Termination of Employment. In the event a Participant incurs a Termination of Employment by reason of a voluntary resignation (other than for Good Reason or Retirement) on or after January 1, 2022, subject to the Participant’s execution of a waiver and release of claims in a form and manner satisfactory to the Company, the Participant will remain eligible for any unpaid Performance Award, which award will vest and become payable under Section 4(b)(v) in the same manner and to the same extent as if the Participant’s employment had continued.

(C)    Retirement. Subject to Section 4(b)(vii)(F), upon a Participant’s Termination of Employment due to Retirement, subject to the Participant’s execution of a waiver and release of claims in a form and manner satisfactory to the Company, the Participant’s target Performance Award will be recalculated in accordance with the formula set forth in Section 4(b)(vii)(A). Thereafter, the Participant will be eligible to receive a payment, if any, in cash based on the Adjusted Performance Award which will vest and become payable under Section 4(b)(v) in the same manner and to the same extent as if the Participant’s employment had continued.

(D)    Death or Disability. Upon a Participant’s Termination of Employment due to death or Disability, the Participant’s Performance Award will immediately become vested at the target level and such amount will be paid in cash as soon as practicable thereafter to the Participant or the Participant’s estate, as applicable.

    (E)     For Cause. Upon a Participant’s Termination of Employment by the Company for Cause, the Participant will immediately forfeit any unpaid portion of the Performance Award as of the date of such Termination of Employment.

    (F)    Retirement-Eligible Participants Who Incur a Termination of Employment for Other Reasons. If a Participant who is eligible for Retirement is or would be terminated by the Company without Cause, such Participant shall be considered to have been terminated by the Company without Cause for purposes of the 2019 LTIP rather than having retired, but only if the Participant acknowledges that, absent Retirement, the Participant would have been terminated by the Company without Cause. If, however, the employment of a Participant who is eligible for Retirement is terminated by the Company for Cause, then, regardless of whether the Participant is considered as a retiree for purposes of any other program, plan or policy of the Company, for purposes of the 2019 LTIP, the Participant’s employment shall be considered to have been terminated by the Company for Cause.

(viii)    Change in Control. Notwithstanding the foregoing and subject to Section 5, upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason (including the Termination of Employment of the Participant if he or she is employed by an Affiliate at the time the Company sells or otherwise divests itself of such Affiliate) on or after a Change in Control but prior to the second anniversary of such Change in Control, subject to the Participant’s execution of a waiver and release of claims in a form and manner satisfactory to the Company, the Participant’s outstanding Performance Award shall immediately become vested at the target level and such amount will be paid in cash to the Participant as soon as practicable. With respect to any Participant who incurs a Termination of Employment by the Company without Cause or who resigns for Good Reason prior to a Change in Control, if a Change in Control occurs thereafter during the Performance Period, such Participant’s Adjusted Performance Award, will immediately become vested and be paid in cash to the Participant as soon as practicable.
(c)    Restricted Stock Units
(i)        Award Grant. A Participant may receive Restricted Stock Units as specified in the Participant’s Award Agreement (the “RSU”).

(ii)        Grant Date. The Grant Date of the RSUs will be determined in accordance with the Company’s Equity Award Grant Policy, as in effect from time to time, and set forth in the Participant’s Award Agreement.

(iii)    Risk of Forfeiture. Until an RSU becomes vested, a Participant will not be permitted to sell, exchange, assign, transfer or otherwise dispose of the RSU, and the RSU will be subject to forfeiture as set forth below.

(iv)    Vesting. Subject to the terms of Performance Compensation Plan and the 2019 LTIP, the RSUs will vest with respect to one-third of the RSUs on each of the following dates: (A) February 1, 2020 (“First RSU Installment”), (B) February 1, 2021 (“Second RSU Installment”) and (C) February 1, 2022 (“Third RSU Installment”).4

As soon as practicable after any RSUs become vested, the Company shall pay to Participant in cash a lump sum amount equal to the number of RSUs vesting multiplied by the closing price of a Share of Common Stock on the New York Stock Exchange on the vesting date or, if the Common Stock was not traded on the New York Stock Exchange on the vesting date, the last date prior to the vesting date that the Common Stock was traded on the New York Stock Exchange.

4 The number of RSUs subject to each RSU Installment will be equal to the total number of RSUs divided by three; provided, that if this formula results in any fractional RSU allocation to any RSU Installment, the number of RSUs in the First RSU Installment and, if necessary, the Second RSU Installment, will be increased so that only full RSUs are covered by each RSU Installment. For example, if an RSU Award covers 1,000 RSUs, the RSUs will vest with respect to 334 RSUs under the First RSU Installment and 333 RSUs under each of the Second and Third RSU Installments.

(v)    Accelerated Vesting; Forfeiture. The RSUs and the vesting provisions set forth in this Section 4(c) are subject to the following terms and conditions:

(A)    Without Cause or For Good Reason. Upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason (including the Termination of Employment of the Participant if he or she is employed by an Affiliate at the time the Company sells or otherwise divests itself of such Affiliate), subject to the Participant’s execution of a waiver and release of claims in a form and manner satisfactory to the Company, a number of RSUs equal to the Pro Rata RSU Portion will become immediately vested as of the date of such Termination of Employment. Upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason, any unvested RSUs, other than the Pro Rata RSU Portion, shall be immediately forfeited.

“Pro Rata RSU Portion” means, with respect to any RSU Installment that is not vested at the time of a Participant’s Termination of Employment, the number of RSUs covered by such RSU Installment multiplied by a fraction (i) the numerator of which is the number of calendar months5 from the Grant Date to the date of such Termination of Employment, rounded up for any partial month and (ii) the denominator of which is twelve (12) for the First RSU Installment, twenty-four (24) for the Second RSU Installment and thirty-six (36) for the Third RSU Installment.6
(B)    Voluntary Resignation. Upon a Participant’s Termination of Employment by reason of a voluntary resignation (other than for Good Reason or Retirement), any unvested portion of the RSUs shall be immediately forfeited.
(C)    Retirement. Subject to Section (4)(c)(v)(F), upon a Participant’s Termination of Employment by reason of Retirement, with respect to any RSU Installment that is not then vested, subject to the Participant’s execution of a waiver and release of claims in a form and manner satisfactory to the Company, a number of RSUs equal to the Pro Rata RSU Portion will become immediately vested as of the date of such Termination of Employment. Pro Rata RSU Portion has the meaning set forth in Section 4(c)(v)(A). Upon a Participant’s Termination of Employment by reason of Retirement, any unvested RSUs, other than the Pro Rata RSU Portion, shall be immediately forfeited.

(D)     Death or Disability. Upon a Participant’s Termination of Employment due to death or Disability, all unvested RSUs will immediately vest as of the date of such Termination of Employment.

(E)     For Cause. Upon a Participant’s Termination of Employment by the Company for Cause, any unvested portion of the RSUs shall be immediately forfeited.

5 For purposes of the 2019 LTIP, one calendar month is calculated from the date of measurement to the same or closest numerical date occurring during the following month. For example, one calendar month from January 31, 2019 will elapse as of February 28, 2019, two months will elapse on March 31, 2019, and so on.
6 If this formula results in any fractional RSUs, the Pro Rata RSU Portion will be rounded up to the nearest whole RSU.

(F)    Retirement-Eligible Participants Who Incur a Termination of Employment for Other Reasons. If a Participant who is eligible for Retirement, is or would be, terminated by the Company without Cause, such participant shall be considered to have been terminated by the Company without Cause for purposes of this Agreement rather than having retired, but only if the Participant acknowledges, that absent Retirement, the Participant would have been terminated by the Company without Cause. If, however, the employment of a Participant who is eligible for Retirement is terminated by the Company for Cause, then regardless of whether the Participant is considered a retiree for purposes of any other program, plan or policy of the Company, for purposes of this Agreement, the Participant’s employment shall be considered to have been terminated by the Company for Cause.
(vi)    Change in Control. Notwithstanding the foregoing and subject to Section 5, upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason (including the Termination of Employment of the Participant if he or she is employed by an Affiliate at the time the Company sells or otherwise divests itself of such Affiliate) on or after a Change in Control, but prior to the second anniversary of such Change in Control, subject to the Participant’s execution of a waiver and release of claims in a form and manner satisfactory to the Company, any unvested portion of the RSUs will immediately vest as of the date of such Termination of Employment.
(vii)    Dividend Equivalents. In the event a cash dividend shall be paid with respect to Shares at a time the RSUs have not vested, the Participant shall be eligible to receive, upon the vesting of the RSUs, a cash payment equal to the amount of the cash dividend per Share multiplied by the number of RSUs held by the Participant. The vesting provisions under Section 4(c)(iv) shall apply to any such dividend equivalent.
(d)    Stock Option
(i)    Award Grant. A Participant may receive a Non-Qualified Stock Option covering the number of Shares as specified in the Participant’s Award Agreement (the “Option”).

(ii)    Grant Date. The Grant Date of the Option will be determined by the Committee in accordance with the Company’s Equity Award Grant Policy, as in effect from time to time, and set forth in a Participant’s Award Agreement.

(iii)    Exercise Price. The exercise price of the Option is the closing price of a Share on the New York Stock Exchange on the Grant Date.

(iv)     Exercise Period/Performance Measures. Subject to the terms of the Performance Compensation Plan and the 2019 LTIP, an Option shall:

(A)    vest and become exercisable upon the achievement of either of the following two performance measures in the proportion and on the dates (each an “Option Installment Vesting Date”) set forth below:

(1)
If there is a payout under the Company’s broad-based employee profit sharing program for ground and flight attendant employees (the “Profit Sharing Program”) for 2019, the Option shall vest and become exercisable with respect to one-third of the Shares on each of the following dates: (I) February 1, 2020 (the “First Option Installment”), (II) February 1, 2021

(the “Second Option Installment”) and (III) February 1, 2022 (the “Third Option Installment”); or

(2)
If there is no payout under the Profit Sharing Program for 2019, but there is a payout under the Profit Sharing Program for 2020, the Option shall vest and become exercisable with respect to (I) the First and Second Option Installments on February 1, 2021 and (II) the Third Option Installment on February 1, 2022; and

(B)    be exercisable through and including the day immediately preceding the tenth anniversary of the Grant Date (the “Expiration Date”).

In the event there is no Profit Sharing Program payout for either 2019 or 2020, the Option shall be immediately forfeited (regardless of whether there is a Profit Sharing Program payout for 2021).

(v)    Change in Exercisability and Exercise Period upon Termination of Employment. The exercisability of the Option and the exercise period set forth in Section 4(d)(iv) are subject to the following terms and conditions:

(A)    Without Cause or For Good Reason. Upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason (including the Termination of Employment of the Participant if he or she is employed by an Affiliate at the time the Company sells or otherwise divests itself of such Affiliate), subject to the Participant’s execution of a waiver and release of claims in a form and manner satisfactory to the Company, the Pro Rata Option Portion of any Option Installment that is not exercisable at the time of such Termination of Employment (1) will vest and become exercisable, if applicable, under Section 4(d)(iv) in the same manner and to the same extent as if the Participant’s employment had continued and (2) the entire then-exercisable portion of the Option, as applicable, shall be exercisable during the period: (I) beginning on the applicable Option Installment Vesting Date and (II) ending on the earlier of (x) the later of the third anniversary of (i) such Termination of Employment or (ii) the applicable Option Installment Vesting Date or (y) the Expiration Date. Upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason, any portion of the Option that is not exercisable at the time of such Termination of Employment, other than the Pro Rata Option Portion, shall be immediately forfeited.

“Pro Rata Option Portion” means, with respect to any Option Installment that is not exercisable at the time of a Participant’s Termination of Employment, the number of Shares covered by such Option Installment multiplied by a fraction (i) the numerator of which is the number of calendar months from the Grant Date to the date of such Termination of Employment, rounded up for any partial month and (ii) the denominator of which is twelve (12) for the First Option Installment, twenty–four (24) for the Second Option Installment, and thirty-six (36) for the Third Option Installment.7
(B)    Voluntary Resignation. Upon a Participant’s Termination of Employment by reason of a voluntary resignation (other than for Good Reason or Retirement): (1) any

7 If this formula results in any fractional Option, the Pro Rata Option Portion will be rounded up to the nearest whole Option.

portion of the Option that is not exercisable at the time of such Termination of Employment shall be immediately forfeited and (2) any portion of the Option that is exercisable at the time of such Termination of Employment shall remain exercisable until the earlier of (I) 90 days after such Termination of Employment or (II) the Expiration Date.
(C)    Retirement. Subject to Section 4(d)(v)(F), upon a Participant’s Termination of Employment by reason of Retirement, subject to the Participant’s execution of a waiver and release of claims in a form and manner satisfactory to the Company, the Pro Rata Option Portion of any Option Installment that is not exercisable at the time of such Termination of Employment (1) will vest and become exercisable, if applicable, under Section 4(d)(iv) in the same manner and to the same extent as if the Participant’s employment had continued and (2) the entire then exercisable portion of the Option shall be exercisable during the period: (I) beginning on the applicable Option Installment Vesting Date and (II) ending on the Expiration Date. Pro Rata Option Portion has the meaning set forth in Section 4(d)(v)(A). Upon the Participant’s Termination of Employment by reason of Retirement, any portion of the Option that is not exercisable at the time of such termination, other than the Pro Rata Option Portion, shall be immediately forfeited.

(D)    Death or Disability. Upon a Participant’s Termination of Employment due to death or Disability, any Option Installment that is not exercisable at the time of such Termination of Employment shall vest and become exercisable and the then exercisable portion of the Option shall be exercisable during the period: (1) beginning on the date of such Termination of Employment and (2) ending on (I) if due to Disability, the earlier of (i) the third anniversary of such Termination of Employment and (ii) the Expiration Date or (II) if due to death, the Expiration Date.

(E)     For Cause. Upon a Participant’s Termination of Employment by the Company for Cause, any unexercised portion of the Option shall be immediately forfeited, including any portion that was then exercisable.
(F)    Retirement-Eligible Participants Who Incur a Termination of Employment for Other Reasons. If a Participant who is eligible for Retirement is or would be terminated by the Company without Cause, such Participant shall be considered to have been terminated by the Company without Cause for purposes of the 2019 LTIP rather than having retired, but only if the Participant acknowledges that, absent Retirement, the Participant would have been terminated by the Company without Cause. If, however, the employment of a Participant who is eligible for Retirement is terminated by the Company for Cause, then regardless of whether the Participant is considered as a retiree for purposes of any other program, plan or policy of the Company, for purposes of the 2019 LTIP, the Participant’s employment shall be considered to have been terminated by the Company for Cause.
(vi)    Change in Control. Notwithstanding the foregoing and subject to Section 5, upon a Participant’s Termination of Employment by the Company without Cause or by the Participant for Good Reason (including the Termination of Employment of the Participant if he or she is employed by an Affiliate at the time the Company sells or otherwise divests itself of such Affiliate) on or after a Change in Control but prior to the second anniversary of such Change in Control, subject to the Participant’s execution of a waiver and release of claims in a form and manner satisfactory to the Company, any Option Installment that is not exercisable at the time of such Termination of Employment shall vest and become exercisable, and the entire then-exercisable portion of the Option shall be exercisable during the period (1) beginning on the date of such Termination of Employment and (2) ending on the earlier of (I) the third anniversary of such Termination of Employment or (II) the Expiration Date.

5.    Potential Reduction in Payments Due to Excise Tax. In the event that a Participant becomes entitled to benefits under the 2019 LTIP, then such benefits, together with any payment or consideration in the nature of value or compensation to or for the Participant’s benefit under any other agreement with or plan of Delta, shall be subject to reduction as set forth in Section 4(e) of the Delta Air Lines, Inc. Officer and Director Severance Plan, which relates to the excise tax under Section 4999 of the Code.
6.    Clawback. Notwithstanding anything to the contrary in the 2019 LTIP and subject to further amendment of this Section 6 to the extent required to be in compliance with any applicable law or regulations or Delta’s internal clawback policy, as it may be amended from time to time, if the Committee determines that a vice president or more senior officer Participant has engaged in fraud or misconduct that caused, in whole or in part, the need for a required restatement of Delta’s financial statements filed with the SEC, the Committee will review all incentive compensation awarded to or earned by the Participant, including, without limitation, any Award under the 2019 LTIP, with respect to fiscal periods materially affected by the restatement and may recover from the Participant all such incentive compensation to the extent that the Committee deems appropriate after taking into account the relevant facts and circumstances. Any recoupment hereunder may be in addition to any other remedies that may be available to Delta under applicable law, including, disciplinary action up to and including termination of employment.
7.    Section 409A of the Code. To the extent required to be in compliance with Section 409A of the Code, and the regulations promulgated thereunder (together, “Section 409A”), notwithstanding any other provision of the 2019 LTIP or the Performance Compensation Plan, (a) any payment or benefit to which a Participant is eligible under the 2019 LTIP, including a Participant who is a “specified employee” as defined in Section 409A, shall be adjusted or delayed and (b) any term of the 2019 LTIP may be adjusted in such manner as to comply with Section 409A and maintain the intent of the 2019 LTIP to the maximum extent possible. More specifically, to the extent any payment provided to a Participant under the 2019 LTIP constitutes non exempted deferred compensation under Section 409A and the Participant is at the time of his termination of employment considered to be a “specified employee” pursuant to the Company’s policy for determining such employees, the payment of any such non exempted amount and the provision of such non exempted benefits will be delayed for six months following the Participant’s separation from service. Notwithstanding the foregoing, Delta shall not have any liability to any Participant or any other person if any payment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and does not satisfy the additional conditions applicable to nonqualified deferred compensation under Section 409A.